EXHIBIT 10.1

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) dated May 8, 2024 is between Azenta, Inc., a Delaware corporation (“Company”) and Stephen S. Schwartz (“Employee”).

WHEREAS, Employee currently serves as President and Chief Executive Officer of the Company (the “CEO”);

WHEREAS, Employee has announced Employee’s intention to retire as the Company’s CEO;

WHEREAS, the Company and Employee desire to effect a smooth transition of Employee’s responsibilities to the Company’s successor Chief Executive Officer;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Employee hereby agree as follows:

1.Transition.  Employee shall continue to serve as the CEO and shall continue to devote all of his full time business time to performing those duties and responsibilities as reasonably assigned to him by the Company’s Board of Directors (the “Board”) pursuant to the Employment Agreement dated April 5, 2010 between the Company and Employee (the “Employment Agreement”) until the earlier of (a) December 31, 2024 or (b) the date that the Company’s successor CEO commences employment (the “Initial Term”). In the event that the Company has not hired a successor CEO by the expiration of the Initial Term, then this Agreement shall automatically renew for successive thirty (30) day terms (each, a “Renewal Term”) unless either party elects not to renew by providing written notice to the other of its intention not to renew this Agreement no later than fifteen (15) days prior to the expiration of the Initial Term or any Renewal Term.  A Renewal Term shall expire on the date that the Company’s successor CEO commences employment.  The Initial Term and any Renewal Term shall be referred to collectively as the “Transition Term”.  During the Transition Term, (a) Employee shall continue to receive Employee’s current base salary paid in accordance with the Company’s regular payroll practices; (b) Employee shall continue to participate in the Company’s benefit plans; and (c) each of Employee’s equity awards shall continue to vest and remain exercisable in accordance with their respective terms.  Upon the expiration of the Transition Term, Employee acknowledges that, (a) other than as specifically set forth herein, Employee shall not be entitled to any further compensation, including without limitation, any separation pay and (b) the Employment Agreement shall terminate upon the Separation Date (as defined below).  The date on which Employee’s employment with the Company ends shall be referred to herein as the “Separation Date”.
2.Fiscal Year Bonus.  Employee shall receive Employee’s annual bonus for fiscal year 2024, in an amount equal to and calculated in accordance with the Company’s previously approved Performance-Based Variable Compensation Plan (the “PBVC”). The Company shall pay Employee the fiscal year 2024 annual bonus on the date that the Company pays the annual bonus to the other participants in the PBVC.

3.Vacation Pay.  Upon the expiration of the of the Transition Term, the Company shall pay you for any accrued but unused vacation days.
4.Consulting Agreement. Immediately upon the expiration of the Transition Term, the Company and Employee shall execute a Consulting Services Agreement in the form attached hereto as Exhibit A.
5.Resignation from all Company Positions.  Effective as of the Separation Date, Employee shall and hereby does resign from any office or board of the Company or any subsidiary of the Company on which Employee then sits.  In connection with the Employee’s resignation from such positions, Employee shall execute all documentation requested by the Company to effectuate such resignations.
6.Benefits.  The expiration of the Transition Term shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  If Employee is enrolled in the Company’s medical plans, Employee will be provided a benefits packet containing information on Employee’s COBRA rights and how to elect to convert to a direct pay plan under COBRA.
7.Obligations and Covenants.  Employee acknowledges and agrees that Employee’s   post-employment obligations as set out in the Non-Competition Agreement dated June 4, 2015 (the “Non-Competition Agreement”) and the Employee Non-Solicitation and Proprietary Information Agreement Employee signed as a condition of being hired (the “PIA Agreement”), remain in full and effect.
8.Non-Disparagement.  Employee shall not make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) which would or could materially disparage the reputation or business of the Company, its affiliates or their respective directors, officers, agents, employees or representatives.  “Disparaging” remarks, comments or statements are those that, directly or indirectly, impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.  Employee shall not, either directly or indirectly, act as a source (attributable or otherwise) or engage in any dialogue with any media, and shall not publish or post any statements, information or communications about the Company, its affiliates or their respective directors, officers, agents, employees or representatives.  The Company shall not authorize anyone to make, and shall instruct its senior management and directors not to make, any statement, observation or opinion, or communicate any information (whether oral or written) which would or could materially disparage the reputation or business of Employee, or, either directly or indirectly, act as a source (attributable or otherwise) or engage in any dialogue with any media, and shall not publish or post any statements, information or communications about the Employee.  Notwithstanding the foregoing, this Section 8 does not prohibit any party from cooperating or testifying truthfully in any government inquiry or other proceeding, which such party is permitted to file or in which such party is permitted to cooperate pursuant to Section 9 or in which such party is required to testify pursuant to subpoena or other valid legal process. For the avoidance of doubt, the obligations set forth in this Section 8 shall survive the expiration of the Transition Term.

9.Releases by Employee.

Release:  This section of the Agreement is a release of legal claims.  Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a)In exchange for the covenants and benefits contained in this Agreement, including the Company’s agreement to enter into the Consulting Agreement and the continued vesting of certain equity incentive awards as set forth therein, which is in addition to anything of value to which Employee is entitled to receive, Employee and Employee’s representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the Company Releasees (as defined below) from any and all legally waivable claims that employee has against the Company Releasees.  Other than as permitted in Sections 9(e) and 9(f) below, this means that by signing this Agreement, Employee is agreeing to forever waive, release and discharge the Company Releasees from any type of claim arising from conduct that occurred any time in the past and up to and through the date Employee signs this document.  “Company Releasees”) means the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.
(b)This release includes, but is not limited to, any waivable claims Employee has against the Company Releasees based on conduct that occurred any time in the past and up to and through the date Employee signs this Agreement that arises from any federal, state or local law, regulation, code or constitution dealing with either employment, employment benefits or employment discrimination.  By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law.  This release also includes any claim Employee may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims (such as claims for wrongful discharge, tortious interference with advantageous relations, misrepresentation and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.
(c)For avoidance of doubt, by signing this Agreement Employee is agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 9(e) and Section 9(f) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act (“ADA”), the ADA Amendments Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Employee Retirement Income Security Act, the Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Earned Sick Leave law, the Massachusetts Pregnant Workers Fairness Act, the Massachusetts Privacy Statute, the Massachusetts Civil Rights

Act, the Massachusetts Domestic Violence Leave Act, the Massachusetts Consumer Protection Act, the Massachusetts Labor and Industries Act, the anti-retaliation provisions of the Massachusetts Paid Family and Medical Leave Act, M.G.L. c. 175M, s. 9, and the Massachusetts Independent Contractor Statute, all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to you.
(d)Employee releases the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by state law.  This release of legal claims includes the Massachusetts Payment of Wages Act (M.G.L. ch. 149 §§148 and 150), the Massachusetts Overtime regulations (M.G.L. ch.151 §§ 1A and 1B), the Meal Break regulations (M.G.L. ch.149 §§ 100 and 101),the Massachusetts Minimum Fair Wages Act, and the Earned Sick Time Law (M.G.L. ch. 149, § 148C), and any other state wage and hour related claims arising out of or in any way connected with Employee’s employment with the Company, including any claims for unpaid or delayed payment of hourly wages, salary, overtime, minimum wages, bonus pay, vacation pay, holiday pay, sick leave pay, dismissal pay, commissions, incentive payments or severance, missed or interrupted meal periods, as well as interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind relating to a wage and hour claim, to the maximum extent permitted by law.
(e)Nothing in this Section 9 or elsewhere in this Agreement (i) prevents Employee from filing a claim under the workers compensation, paid family and medical leave, or unemployment compensation statutes; (ii) limits or affects Employee’s  right to challenge the validity of this Agreement under the ADEA or the Older Worker Benefits Protection Act; (iii) prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information to such agencies; (iv) limits or affects Employee’s right to disclose or discuss sexual harassment or sexual assault disputes; (v) prevents Employee from exercising Employee’s  rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees; although, by signing this Agreement Employee is waiving employee’s right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee  may have to receive an award from a government agency; or (vi) limits or affects Employee’s rights with respect to indemnification and related expense advancement or rights under any director or officer insurance policy; or (vii) limits or affects Employee’s rights with respect to equity incentive awards.
(f)For avoidance of doubt, and to ensure clarity, while Employee acknowledges not having raised a claim of sexual harassment or abuse with the Company, or asserted such a claim outside the Company, nothing in this Agreement waives Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, whether because Employee is cooperating in an investigation or other legal proceeding on Employee’s own initiative or whether Employee has been required or requested to attend such an investigation or proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

(g)For avoidance of doubt, nothing in this Agreement waives any rights or coverages Employee may have due to Employee’s role as an officer or named executive officer under the Company’s Director & Officer liability policies, or as described in indemnification agreements or bylaws of the Company.
10.Supplemental Release.  Employee agrees that, as a condition to the covenants and benefits set forth herein, Employee will execute and deliver a Supplemental Release of Claims, which is attached hereto as Exhibit B, on or following your Separation Date and no later than five (5) days following the Separation Date.
11.Cooperation.  Except as described in the preceding paragraph, Employee agrees to reasonably cooperate with the Company in connection with any investigation, action, suit, or proceeding, whether or not by or in the right of the Company and whether civil, criminal, administrative, investigative or otherwise, to the extent Employee has individual knowledge of the relevant facts.  The Company will reimburse Employee for the reasonable and pre-approved out-of-pocket expenses Employee incurs in connection with providing Employee’s cooperation under this Section 11.
12.Return of Company Property.  Except for information necessary to perform the consulting services set forth in the Consulting Agreement, upon the expiration of the Transition Term, Employee agrees to return to the Company all physical (and delete all electronic) Company property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, Company keys and passes, intangible information stored on hard drives or thumb drives, software passwords or codes, security passwords or codes, tangible copies of trade secrets and confidential information, names and addresses of Company customers, and any and all other information or property previously or currently held or used by Employee that is or was related to Employee’s employment with the Company (“Company Property”).  Employee agrees to return promptly any other physical (and delete all electronic) Company Property that Employee discovers in his possession after the expiration of the Transition Term and which is not related to Employee’s consulting services.
13.No Admission.  The Company’s offer of this Agreement and the payments and benefits set forth herein, and Employee’s agreement to be bound by the other terms of this Agreement, are not intended to and shall not be construed as, any admission of liability by either party to the other party of any improper conduct on the part of either party or any Company Releasee, all of which the parties and the other Company Releasees specifically deny.
14.Waiver.  The failure of either party to this Agreement to enforce any of the terms, provisions or covenants of this Agreement shall not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by either party hereto of any breach or default by the other party of any term, provision or covenant of this Agreement shall not operate as a waiver of any other breach or default.
15.Governing Law/Venue.  This Agreement and any claims arising out of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state.  Any claims or legal actions by one party against the other may be commenced and maintained in state or federal court located in Massachusetts, and you hereby submit to the jurisdiction and venue of any such court.
16.Amendments.  This Agreement may not be modified or changed except for in a writing signed by both Employee and an authorized representative of the Company other than Employee.
17.Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company’s business by merger or consolidation or operation of law, or by acquisition of assets of the Company.  This Agreement shall inure to the benefit of and be binding upon Employee and Employee’s heirs, representatives and assigns.
18.Knowing and Voluntary Agreement.
(a)The Company advises Employee to review this Agreement and, specifically, the release in Section 9 of this Agreement and the supplemental release attached hereto as Exhibit B with the attorney of Employee’s choice.
(b)Employee agrees and acknowledges that Employee is receiving certain benefits and payments to which Employee would not otherwise be entitled unless Employee signs this Agreement.  Accordingly, if Employee signs this Agreement below, by signing Employee acknowledges that Employee has entered into this Agreement freely, knowingly and voluntarily.
(c)Employee hereby acknowledges and agrees that any diminution of responsibilities or authority or reduction of base salary or material employee benefit from the date of execution of this Agreement up to and including the Separation Date shall not be considered “Good Reason” (as such term is defined in the Employment Agreement and the Change in Control Agreement dated June 4, 2015 between Employee and the Company (the “Change of Control Agreement”)).
(d)Employee has twenty-one (21) calendar days from the date hereof to consider whether to accept and execute this Agreement, although Employee may sign it sooner.
(e)Once Employee has signed this Agreement, Employee shall have seven (7) additional calendar days from the date of execution to revoke consent to this Agreement.  Any such revocation must be made in writing and delivered to Jason Joseph, Senior Vice President, General Counsel & Secretary of the Company, Email: Jason.joseph@azenta.com, so as to be received by the Company prior to the eighth (8th) calendar day following Employee’s execution of this Agreement.  If no such revocation occurs, this Agreement shall become effective on the eighth (8th) calendar day following Employee’s execution of this Agreement.  In the event that Employee revokes consent, this Agreement shall be null and void and Employee shall not be entitled to any of the benefits or promises in this Agreement.
19.Effect of Termination of Employment Agreement/Non-Renewal of this Agreement.  Notwithstanding anything in this Agreement to the contrary, (a) if the Employment

Agreement is terminated (i) in accordance with Section 6.1 of the Employment Agreement, (ii) in accordance with clause (i) of Section 6.2 of the Employment Agreement or (iii) by Employee for any reason or (b) Employee elects not to renew the term of this Agreement pursuant to Section 1 hereof; Sections 2 and 3 of this Agreement shall terminate and any and all rights and obligations of the Company or Employee under such sections shall cease and be completely void.  In such an event, the terms of the Employment Agreement, subject to the terms and conditions of the other sections of this Agreement, including Sections 18(c) and 20 hereof, shall govern.
20.Entire Agreement.  This Agreement (including the Consulting Agreement), together with the Employment Agreement, the Non-Competition Agreement, the Change in Control Agreement, which shall terminate and have no further force and effect as of the end of the Transition Term, and the PIA Agreement, set forth the entire agreement between the parties hereto, and fully supersedes all prior agreements, representations, discussions, understandings and obligations, either oral or written, between the Company and Employee with respect to the subject matter hereof.  For avoidance of doubt, Employee agrees and acknowledges that payments and benefits set forth in Sections 1, 2 and 3 of this Agreement and the payments and benefits under the Consulting Agreement, if entered into by the Company and Employee, are the sole payments and benefits that Employee is entitled to and supersede any severance benefits provided in his Employment Agreement, including under Section 7.2.2 and Section 7.3 thereof, or any other agreement between Employee and the Company (other than as may be payable under the Change in Control Agreement as modified by this Agreement if the Company terminates the employment of Employee without Cause (as defined in the Change in Control Agreement) before the end of the Transition Term).  Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except as set forth in this Agreement.  This Agreement may not be changed or modified except by an agreement in writing signed by Employee and an authorized representative of the Company. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions and parts thereof of this Agreement are declared to be severable.  Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise in writing by the waiving party.  The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.
21.Counterparts.  This Agreement may be executed in one or more counterparts, which together shall constitute one and the same agreement.  Signatures may be exchanged by facsimile, PDF or other electronic means.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Employee and a duly authorized representative of the Company have executed this Agreement on the dates set forth below.

AZENTA, INC.

By:	/s/ Jason W. Joseph	Date:	May 8, 2024
Name:	Jason W. Joseph
Title:	SVP, General Counsel & Secretary

Agreed to and Accepted:

By:	/s/ Stephen S. Schwartz	Date:	May 8, 2024
Name:	Stephen S. Schwartz

[Signature Page to Transition Agreement]

EXHIBIT A

CONSULTING SERVICES AGREEMENT

Consultant:	Stephen S. Schwartz

Address:

Attention:		Email:

Phone:		Fax:

Azenta, Inc., (“Azenta”), having offices at 200 Summit Drive, 6th Floor, Burlington, MA 01803 U.S.A., and the above-named party (“Consultant”) agree that the following terms and conditions shall solely and exclusively govern any and all Services to be provided by Consultant to Azenta.  This Agreement is effective as of the date of the last signature below (the “Effective Date”).

1.	SERVICES

All services to be performed by Consultant under this Agreement, from time to time, (collectively, the “Services”) shall be as set forth on Schedule A attached hereto, which shall describe the work to be performed and related period of performance, rates, and any milestones.  The Services may be performed remotely from the Consultant’s premises.

2.	TERM

This Agreement will remain in force from the Effective Date until November 30, 2025 (the “Term”), unless otherwise agreed in writing by the parties, and subject to Section 3 below.  The period of performance for the Services is set forth on Schedule A.

3.	TERMINATION

The parties hereby acknowledge and expressly agree that this Agreement may be terminated only in the following circumstances:

a)	Automatically upon expiry of the Term, upon payment of any and all unpaid fees and expenses owing to the Consultant on the date of termination of this Agreement;

Exhibit A-1

b)	By mutual agreement, at any time prior to the expiry of the Term, between Azenta and the Consultant, upon payment of any and all unpaid fees and expenses owing to the Consultant on the date of termination of this Agreement

For greater clarity, the parties hereby agree that in the event of the termination of this Agreement by Azenta prior to the expiry of the Term, without Cause or pursuant to clause (b) above, Azenta shall pay to the Consultant the monthly fees set out in Schedule A for the balance of the Term, payable in one lump sum as soon as administratively possible following the termination of the Agreement.

4.	PAYMENT

As consideration for the Services, payment to Consultant will be made as outlined in Schedule A.  All rates and charges for Services are exclusive of any and all sales, use, service or like taxes, however designated, that may arise from this Agreement, exclusive of taxes based upon Consultant’s net income.  All rates and charges for Services are also exclusive of any and all out-of-pocket expenses, which must be approved in advance and in writing by Azenta.  Upon termination of this Agreement, Azenta will pay Consultant for all Services performed and approved expenses incurred or committed to through the date of the termination in accordance with Schedule A, but all other rates and charges described in such Schedule will be excused.

5.	INDEPENDENT CONTRACTOR
A.

Consultant is an independent contractor and not an employee, agent or representative of Azenta, and will therefore not be eligible for any of Azenta employee benefits.  Specifically, but without limiting the generality of the prior sentence, Consultant is not covered under any of Azenta’s worker’s compensation, accident, liability, or other insurance policies.

B.

Consultant further understands and agrees that under no circumstances shall Azenta be responsible for any tax collection, payment and/or reporting obligations with respect to the Consultant.  Consultant shall be solely responsible for fulfilling all of his own tax collection, payment and reporting obligations which may be incurred in connection with the compensation provided to, or the work performed by, the Consultant hereunder.  Consultant hereby undertakes to take sole responsibility for any and all such taxes (withholding, unemployment, or otherwise) that he may incur in connection with the compensation provided to, or the work performed by, the Consultant hereunder.

C.

Nothing herein shall be deemed to create, expressly or impliedly, a partnership, joint venture, agency, employment or other association between the parties.  Neither party has any right to enter into any contracts or commitments in the name of, or

Exhibit A-2

on behalf of, the other party, or to bind the other party in any respect whatsoever.  Consultant shall not do any act which might result in any third party believing the Consultant has the power to contract or incur any commitment on behalf of Azenta, or that the Consultant is the agent, employee, joint venturer with or partner of Azenta.

D.

The Consultant and Company acknowledges that each of the Consultant’s previously issued equity incentive awards will continue to vest through the expiration of the Term and shall be exercisable in accordance with their terms as if Consultant remained employed through the expiration of the Term and Consultant is not eligible for any new equity grants under Azenta equity inventive plans.

6.	CONFIDENTIALITY

In order to perform the Services, either party may from time to time provide the other party certain information and data respecting its products or business.  Both parties agree to protect that information and data (“Confidential Information”) from unauthorized disclosure, using at least the same degree of care and discretion that the party uses to protect its own similar information, but in no event less than a reasonable degree of care.  Both parties agree not to use the Confidential Information of the other party except in connection with the discharge of its obligations under this Agreement.  All Confidential Information and rights relating to the Confidential Information of a party are the sole property of that party.  The party receiving such information (the “receiving party”) shall not be required to protect any Confidential Information which (i) is or becomes publicly available through no fault of the receiving party, (ii) is already in the receiving party’s possession, (iii) is independently developed by the receiving party outside the scope of this Agreement, (iv) is rightfully obtained from third parties which have no confidentiality obligations to the party which disclosed that information to the receiving party (the “disclosing party”); or (v) is disclosed pursuant to court order or as otherwise required by law, after giving the disclosing party prompt notice of the required disclosure and after assisting the disclosing party in its reasonable efforts to prevent or limit the disclosure. Consultant may retain copies of Consultant’s own employment records and agreements to which Consultant is a party in his personal capacity.

Neither party has, nor shall it in the future, disclose to the other party, or induce the other party to use, any trade secrets, confidential or proprietary information or material belonging to a third party without the permission of such third party.  Consultant represents that its performance of all of the terms of this Agreement and its performance of its duties under this Agreement do not and shall not breach any agreement or obligation to keep in confidence proprietary information acquired by Consultant in confidence or in trust.  Consultant has not entered into, and agrees that it shall not enter into, any agreement either written or oral in conflict with this or any other provision of this Agreement.

Exhibit A-3

Upon termination of this Agreement, or of any transaction under this Agreement, for any reason, Consultant shall deliver to Azenta all physical documents or other materials relating to the Services (and delete all electronic copies), and Consultant shall not take any of the foregoing documents or materials or any reproduction of the documents or materials or anything containing any, or relating to any, Confidential Information of Azenta.

Notwithstanding the foregoing, either party to this Agreement has the right to disclose Confidential Information to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  Either party also has the right to disclose Confidential Information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure to the extent permitted by applicable law.

Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

7.	PROPRIETARY RIGHTS

[Intentionally Omitted]

8.	WARRANTY
A.

Consultant further warrants that the Services will be performed in a professional manner, will conform to generally accepted industry standards and practices, and will conform in all material respects to the requirements set forth in each Schedule under this Agreement.

B.

Consultant further represents and warrants to Azenta that he is free to enter into this Agreement and that his performance hereunder will not conflict with (i) any other agreement to which he may be a party and (ii) any applicable laws.

9.	LIMITATIONS OF LIABILITY

AZENTA’S AND CONSULTANT’S LIABILITY UNDER THIS AGREEMENT FOR DAMAGES, REGARDLESS OF THE FORM OF ACTION, SHALL NOT EXCEED THE GREATER OF THE TOTAL AMOUNT CONTEMPLATED BY THIS AGREEMENT AND THE TOTAL AMOUNT PAID UNDER THE APPLICABLE SCHEDULE(S) FOR SERVICES DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE CAUSE OF ACTION.

EXCEPT FOR BREACHES OF SECTIONS 7 OR 8 HEREIN, BOTH PARTIES FURTHER AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL,

Exhibit A-4

EXEMPLARY OR OTHER INDIRECT DAMAGES OR FOR ANY LOST PROFITS OF THE OTHER PARTY.

NO ACTION, REGARDLESS OF FORM, ARISING OUT OF THE SERVICES UNDER THIS AGREEMENT, MAY BE BROUGHT BY EITHER PARTY MORE THAN ONE YEAR AFTER THE CAUSE OF ACTION HAS ACCRUED, EXCEPT THAT AN ACTION FOR NON-PAYMENT MAY BE BROUGHT WITHIN ONE YEAR OF THE DATE OF LAST PAYMENT.

10.	INDEMNIFICATION

[Intentionally Omitted]

11.	SUBCONTRACTING PROHIBITED

The performance of the Services to be rendered by Consultant under this Agreement may not be delegated or subcontracted by Consultant to others without prior written authorization from Azenta.

12.	TRADEMARKS

Consultant acknowledges that Azenta owns all trademarks, logotypes and other proprietary or other confidential information provided to Consultant by Azenta and understands that this Agreement does not grant ownership rights or rights to register any trademarks, logotypes or other proprietary or confidential information of Azenta.  All advertisements and promotion material using such trademarks, logotypes or information shall be submitted to Azenta for written approval before use by Consultant.

13.	EXPORTS

Consultant agrees not to knowingly export, re-export or release any software, source code for the software, documentation or technical data furnished under this Agreement, or any part or any direct product thereof, directly or indirectly, to Iran, Iraq, Libya, Cuba, North Korea, Sudan and Syria, any other embargoed country, and any of those countries listed from time to time in Country Group D:1 or E:2 in the Export Administration Regulations, Parts 730-774 to Title 15 of the U.S. Code of Federal Regulations, without a license from the U.S. Department of Commerce and/or other appropriate governmental agencies, or other authorization under the Export Administration Regulations.  For purposes of this Agreement, the term “direct product” is defined  to mean the immediate product (including processes and services) produced directly by use of the technical data.

Exhibit A-5

14.	PUBLICITY

Consultant will not issue any announcements or press releases mentioning Azenta by name without the prior written consent of Azenta.

On behalf of Consultant and anyone claiming through Consultant:

Stephen S. Schwartz (print name)

Signature
15.	GENERAL
A.

This Agreement, along with any Schedules, constitutes the entire Agreement between the parties with respect to the subject matter hereof, and supersedes in all respects all prior proposals, negotiations, conversations, discussions, and agreements between the parties concerning that subject matter.  In the event of a conflict between the provisions of a Schedule and provisions of the rest of this Agreement, the latter will prevail.  This Agreement may not be modified except by written authorization from representatives of both parties.  Notwithstanding anything set forth herein to the contrary, nothing in this Agreement shall impact the enforceability of the Non-Competition Agreement dated June 4, 2015 between the Consultant and Azenta (the “Non-Competition Agreement”) and the Employee Non-Solicitation and Proprietary Information Agreement Employee dated April 5, 2010  between the Consultant and Azenta, which agreements shall remain in full force and effect, provided that all restricted periods thereunder that extend past the date of termination of employment shall be deemed to commence as of the date of this agreement (and not, for the avoidance of doubt, at the end of the Term under this Agreement) and shall continue in full force and effect until the later of (x) the date set forth in the Non-Competition Agreement; and (y) the expiration of the Term of this Agreement.

B.

This Agreement, and all transactions under this Agreement, shall be construed and governed by the internal laws of the Commonwealth of Massachusetts without regard to its choice of law principles, and Consultant agrees to submit to the jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts.  In all actions taken under this Agreement, Consultant will at all

Exhibit A-6

times comply with all provisions of all Federal and other applicable laws and regulations.

C.

Neither this Agreement, nor individual transactions under this Agreement, will be assigned by Consultant without the prior written consent of Azenta and any attempted assignment will be void.  Azenta may assign or transfer this Agreement, or any of Azenta’s rights or obligations under this Agreement, without Consultant’s consent, to a buyer of the Azenta business.

D.

Consultant hereby agrees that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be at all unenforceable, those provision or provisions will be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the then applicable law.

E.

Consultant agrees that any breach of this Agreement by Consultant could cause Azenta irreparable damages and that in the event of such breach, Azenta shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of Consultant’s obligations hereunder.

F.

Any waiver by Azenta of a breach of any provision of this Agreement shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach hereof.

G.

Consultant’s confidentiality obligations under Section 6 of this Agreement shall survive the expiration or termination of this Agreement, regardless of the manner of such expiration or termination.  Those obligations will be binding upon Consultant’s heirs, executors and administrators and shall inure to the benefit of Azenta’s successors and assigns.

H.

Any notice or communication required or permitted under this Agreement must be in writing and shall be deemed received when personally delivered or one day after being sent via facsimile or three days after being sent via first-class mail, postage prepaid, return receipt requested, to a party at the address or number specified in this Agree mentor at any other address either party may from time to time designate to the other.

Exhibit A-7

AGREED AND ACCEPTED:

CONSULTANT	AZENTA, INC.

Authorized Signature	Authorized Signature

Print Name	Print Name

Consultant
Title	Title

Date	Date

Exhibit A-8

SCHEDULE A

Services

1.SERVICES TO BE RENDERED

Part time Independent Contractor Consultant to Azenta, providing the following:

•

CEO transition support as reasonably requested from time to time by the CEO and/or the Board of Directors. Unless specifically requested in writing, Consultant shall not communicate with any of the Company’s current or prospective customers, suppliers or shareholders regarding matters related to the business and affairs of the Company.

•	Other general assistance as reasonably requested from time to time by the CEO and/or the Board of Directors.

2.CONSULTING SCHEDULE AND PAYMENT

Services to be provided remotely on an as needed basis.  Consultant will make himself generally available during business hours.

Commencing on the Effective Date and ending on March 31, 2025, the Company shall pay Consultant a monthly consulting fee of $66,250.00 and commencing on April 1, 2025 and ending on the expiration of the Term, the Company shall pay consultant a monthly consulting fee in the amount of $33,333.33 for Services provided during the Term.  Consultant shall not be required to submit an invoice in connection with the payment of the consulting fees.

In addition to the consulting fees, each of the Consultant’s previously issued equity incentive awards will continue to vest through the expiration of the Term and shall be exercisable in accordance with their terms as if Consultant had remained employed through the end of the Term.

Exhibit A-9

EXHIBIT B

SUPPLEMENTAL RELEASE

This Supplemental Release of Claims should be executed on or following your Separation Date and no later than five (5) days following the Separation Date.

(a)In exchange for the covenants and other benefits set forth in the Transition Agreement with Azenta, Inc. (the “Company”) dated May 8, 2024 (the “Agreement”), including the Company’s agreement to enter into the Consulting Agreement and the continued vesting of certain equity incentive awards as set forth therein, which is in addition to anything of value to which Employee is entitled to receive, Employee and Employee’s representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the Company Releasees (as defined below) from any and all legally waivable claims that employee has against the Company Releasees.  Other than as set forth below, this means that by signing this Agreement, Employee is agreeing to forever waive, release and discharge the Company Releasees from any type of claim arising from conduct that occurred any time in the past and up to and through the date Employee signs this document.  “Company Releasees” means the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.
(b)This release includes, but is not limited to, any waivable claims Employee has against the Company Releasees based on conduct that occurred any time in the past and up to and through the date Employee signs this Agreement that arises from any federal, state or local law, regulation, code or constitution dealing with either employment, employment benefits or employment discrimination.  By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law.  This release also includes any claim Employee may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims(such as claims for wrongful discharge, tortious interference with advantageous relations, misrepresentation and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.
(c)For avoidance of doubt, by signing this Agreement Employee is agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(e) and (f) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act (“ADA”), the ADA Amendments Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Employee Retirement Income Security Act, the Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Earned Sick Leave law, the Massachusetts

Exhibit B-1

Pregnant Workers Fairness Act, the Massachusetts Privacy Statute, the Massachusetts Civil Rights Act, the Massachusetts Domestic Violence Leave Act, the Massachusetts Consumer Protection Act, the Massachusetts Labor and Industries Act, the anti-retaliation provisions of the Massachusetts Paid Family and Medical Leave Act, M.G.L. c. 175M, s. 9, and the Massachusetts Independent Contractor Statute, all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to you.
(d)Employe releases the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by state law.  This release of legal claims includes the Massachusetts Payment of Wages Act (M.G.L. ch. 149 §§148 and 150), the Massachusetts Overtime regulations (M.G.L. ch.151 §§ 1A and 1B), the Meal Break regulations (M.G.L. ch.149 §§ 100 and 101),the Massachusetts Minimum Fair Wages Act, and the Earned Sick Time Law (M.G.L. ch. 149, § 148C), and any other state wage and hour related claims arising out of or in any way connected with Employee’s employment with the Company, including any claims for unpaid or delayed payment of hourly wages, salary, overtime, minimum wages, bonus pay, vacation pay, holiday pay, sick leave pay, dismissal pay, commissions, incentive payments or severance, missed or interrupted meal periods, as well as interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind relating to a wage and hour claim, to the maximum extent permitted by law
(e)Nothing herein or elsewhere in the Agreement (i) prevents Employee from filing a claim under the workers compensation, paid family and medical leave, or unemployment compensation statutes; (ii) limits or affects Employee’s  right to challenge the validity of this Agreement under the ADEA or the Older Worker Benefits Protection Act; (iii) prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information to such agencies; (iv) limits or affects Employee’s right to disclose or discuss sexual harassment or sexual assault disputes; (v) prevents Employee from exercising Employee’s  rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees; although, by signing this Agreement Employee is waiving employee’s right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee  may have to receive an award from a government agency; or (vi) limits or affects Employee’s rights with respect to indemnification and related expense advancement or rights under any director or officer insurance policy; or (vii) limits or affects Employee’s rights with respect to equity incentive awards.

For avoidance of doubt, and to ensure clarity, while Employee acknowledges not having raised a claim of sexual harassment or abuse with the Company, or asserted such a claim outside the Company, nothing in this Agreement waives Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, whether because Employee is cooperating in an investigation or other legal proceeding on Employee’s own initiative or whether Employee has been required or requested to attend such an

Exhibit B-2

investigation or proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Supplemental Release.  To that end, you have been encouraged and given the opportunity to consult with an attorney of your own choice prior to signing this Supplemental Release.  In the event you do not sign this Supplemental Release, you will not be eligible for the payments described in the Agreement or the Consulting Agreement.

Capitalized terms used in this Supplemental Release but not defined herein shall have the meaning ascribed thereto in the Agreement.

This Supplemental Release of Claims shall be executed on or following your Separation Date and no later than five (5) days following the Separation Date.

SIGNED:

DATED:

517297886v.8

Exhibit B-3